EXHIBIT 99.1  -  Press Release issued by Registrant, dated May 8, 2007 (Filed herewith.)

eMax Holdings Corporation Signs Merger Agreement With Gold Rush Investments Corp.

May 8, 2007 eMax Holdings Corporation (PINKSHEETS: EMXC) http://www.emaxcorp.com announces they have signed the merger agreement with Gold Rush Investments Corp. Roxanna Weber, CEO of eMax Holdings Corporation, stated, "The merger will allow the company to consolidated their three operating divisions within the company. The reorganization of the company will allow the company to focus on Financial Markets, Media and technology industries." Specific terms of the merger will follow in an upcoming press release.

About Gold Rush Investments Corp.

Gold Rush Investments Corp. was formed to serve as an investment and development holding company and actively acquiring real estate, financial and energy properties in the U.S. and Canada. Gold Rush Investments Corp. owns and has developed the Gold Rush Network, www.goldrushnetwork.com, a financial network forged of some the most qualified firms and individuals in the Financial Community. The Gold Rush Network provides stock quotes, foreign currency rates, news, and a tremendous variety of other investment information. One can read all of the information in any one of 25 languages!

About eMax Holdings Corporation

eMax Holdings Corporation (http://www.emaxcorp.com) is a diversified holding company investing in multimedia, entertainment, communication, broadcasting, IT, artificial intelligence technologies, energy and finance industries.

This press release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, the future press releases of eMax.

Contact:
eMax Holdings Corp.
Roxanna Weber
866-585-2065
info@emaxcorp.com
http://www.emaxcorp.com
http://www.goldrushnetwork.com